THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of October 13, 2011, by and between Canadian Pacific Railway Company, a corporation duly organized and existing under the laws of Canada (the "Corporation"), having its principal office at Suite 500, 401 9th Avenue, S.W., Calgary, Alberta T2P 4Z4, and The Bank of New York Mellon, formerly known as The Bank of New York, a New York banking corporation, as trustee under the Indenture referred to below (the "Trustee").

WHEREAS, the Corporation and the Trustee are parties to that certain indenture, dated as of October 30, 2001, by and between the Corporation and the Trustee, as amended by the first supplemental indenture thereto dated as of April 23, 2004, and as amended by the second supplemental indenture thereto dated as of October 12, 2011 (the indenture, as so amended, the "Indenture"), under which the Corporation may issue from time to time unsecured debentures, notes or other evidences of indebtedness in an unlimited aggregate principal amount issuable in one or more series as provided therein and pursuant to which the Corporation's 6.25% Notes due 2011 (the "Notes") were issued;

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of all HoIders of all Outstanding Securities affected by such supplemental indenture
(voting as one class), by Act of such Holders delivered to the Corporation and the
Trustee, the Corporation, when authorized by a Directors' Resolution, and the Trustee, at any time or from time to time, shall enter into an indenture or indentures supplemental thereto for the purpose of changing the Stated Maturity of the principal of, or any installment of principal of or interest on, such Security;

WHEREAS, CPRH Canada Inc., a Canadian corporation and a wholly owned subsidiary of the Corporation (the "Purchaser"), has provided its written consent for all of the Outstanding Notes it holds, which are all the Outstanding Notes affected by this Supplemental Indenture;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Corporation in accordance with its terms have been done.

The parties hereto agree as follows:

1.    Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

2.    Effect. This Supplemental Indenture shall become effective on October 14, 2011.

3.Extension of Stated Maturity. The Stated Maturity of all Notes held by the Purchaser is hereby extended from October 15, 2011 to October 15, 2041.

4.Responsibility of Trustee. The Trustee shall not be responsible for the sufficiency of this Supplemental Indenture or as to the due execution thereof by the

Corporation or as to recitals of fact contained herein, all of which are made solely by the Corporation.

5.Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

6.Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7.Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of this Supplemental Indenture and the terms and conditions of the Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. For the avoidance of doubt, the intention of the Corporation is that the debt obligations of the Corporation, which were incurred pursuant to the Indenture and which are evidenced by the Notes, will continue in full force and effect and will not be settled, extinguished, cancelled, replaced, rescinded or novated by the amendments pursuant to this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

CANADIAN PACIFIC RAILWAY COMPANY

By: /s/ Brian Grassby

Name: Brian Grassby
Title: Senior Vice-President, Finance and
Comptroller

By: /s/ Marlowe Allison
Name: Marlowe Allison
Title: Vice-President and Treasurer

THE BANK OF NEW YORK MELLON, as
Trustee

By:
Name: Ericka Walker
Title: Vice President

[Signature page for Third Supplemental Indenture]

IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

CANADIAN PACIFIC RAILWAY COMPANY

By:
Name: Brian Grassby

Title:	Senior Vice-President, Finance and Comptroller

By:.
Name: Marlowe Allison
Title:    Vice-President and Treasurer

THE BANK. OF NEW YORK MELLON, as
Trustee

             By: /s/ Erika Walker
Name: Erika Walker
Title:    Vice President

[Signature page for Third Supplemental Indenture]